Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Youbet.com, Inc.
Woodland Hills, California
We consent to the incorporation by reference in this Amendment No. 1 to the registration statement, File No. 333-155746, of Youbet.com, Inc. of our reports dated March 28, 2008, except for the effects of the matters discussed in Note 2 to the consolidated financial statements, as to which the date is July 28, 2008, on the consolidated financial statements of Youbet.com, Inc. and Subsidiaries as of December 31, 2007 (as restated) and 2006, and for each of the three years ended December 31, 2007 (as restated), 2006 and 2005, and on the effectiveness of internal control over financial reporting as of December 31, 2007, which reports are included in Youbet.com, Inc.’s amended Annual Report on Form 10-K/A for the year ended December 31, 2007.
PIERCY BOWLER TAYLOR & KERN
/s/ Piercy Bowler Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada
December 30, 2008